                                                                   Exhibit 10.28

                       CONFIDENTIAL TREATMENT REQUESTED

          Confidential material has been separately filed with the Securities and Exchange Commission under an application for confidential treatment. Terms for which confidential treatment has been requested have been omitted and marked with an asterisk [*].


                                    [LOGO]
                                PHILIP MORRIS



                                   AGREEMENT


                                      FOR


                               STEMMING SERVICES


                                    BETWEEN


                          PHILIP MORRIS INCORPORATED


                                      AND


                 UNIVERSAL LEAF TOBACCO COMPANY, INCORPORATED




                              Dated May 11, 2001

                           STEMMING SERVICES AGREEMENT

     This Stemming Services Agreement (the "Agreement"), dated as of May 11, 2001, is by and between Philip Morris Incorporated, a Virginia corporation doing business as Philip Morris U.S.A., with offices at 3601 Commerce Road, Richmond, Virginia 23234 ("PM"), and Universal Leaf Tobacco Company, Incorporated, acting through its Universal Leaf North America division, a Virginia corporation with offices at 1501 North Hamilton Street, Richmond, Virginia 23230 ("Contractor").

                                    RECITALS

     A.   PM is engaged in the business of manufacturing and selling cigarettes.

     B. In support of the conduct of such business, PM requires certain services with regard to the handling and processing of green leaf tobacco purchased by PM (such services being as further described in Section 3 below).

     C. Contractor employs personnel and owns and operates facilities that are used in conjunction with providing such services.

     E. PM and Contractor desire to enter into a contract for the provision of such services.

     F. PM and Contractor intend that the contractual relationship between them be one that, consistent with their respective interests and corporate objectives, will foster a strategic and cooperative long-term business arrangement, based on mutual trust, and that will inure to their common benefit.

     NOW THEREFORE, the parties agree as follows:


 1.  Definitions

     (a) "Annual Assessment Criteria" shall mean the applicable criteria used by PM in determining Contractor's Performance Ranking for any Contract Year.

     (b) "Available PM Storage Capacity" means, for each Stemming Facility, in each Processing Season during the Term hereof, the total storage capacity available for the storage of PM green tobacco, determined as provided in Section 3.5.

     (c) "Available Processing Capacity" shall mean the maximum aggregate processing capacity of the Stemming Facilities (measured in pounds of green tobacco input) that shall be available for processing PM tobacco hereunder in any Processing Season, determined as provided in Section 3.3. The Available Processing Capacity is exclusive of the capacity of any De-certified Stemming Facility.

     (d) "Base Charge" shall mean the unit charge payable by PM to Contractor for each pound of Strip processed hereunder, determined as provided in Section 4.

     (e) "Base Charge Matrix" shall mean the matrix of unit charges described in Section 4.2.1 by which the Base Charge will be derived for each Contract Year.

     (f) "Base Percentage" shall mean the minimum percentage of PM's Annual Quantity Requirements that has been awarded to Contractor pursuant to this Agreement as provided in Section 3.8. Commencing with the second Contract Year, the Base Percentage shall be subject to adjustment as provided in Section 3.8.5.

     (g) "Base Quantity" shall mean, for any Contract Year, a portion of PM's Annual Quantity Requirements equal to the product of (a) the applicable Base Percentage and (b) the PM's Annual Quantity Requirements. The Base Quantity is subject to reduction as provided in Section 3.8.4.

     (h) "Burley Processing Season" means, for each Contract Year, the period commencing when Contractor begins to process PM burley tobacco hereunder and ending when Contractor shall have completed the processing of all the PM burley and Maryland tobacco to be processed hereunder during such Contract Year.

     (i) "Certified Stemming Facility" means a Stemming Facility that is neither a Probationary Stemming Facility nor a De-certified Stemming Facility.

     (j) "Contractor Performance Ranking" shall mean, for any Contract Year, the numerical ranking of Contractor's performance hereunder in relation to the performance of other PM contractors providing tobacco processing services similar to the Stemming Services, based on PM's assessment of Contractor's overall performance hereunder during the preceding Contract Year, as conducted pursuant to Section 3.8.3 and Exhibit B hereunder.

     (k) "Contract Year" shall mean the annual period commencing July 1 each calendar year and ending June 30 the following calendar year.

     (l) "De-certified Stemming Facility" means a Stemming Facility that received a Facility Performance Score that was less than the Minimum Facility Performance Score for two consecutive Contract Years.

     (m) "Discretionary Adjustment" means an adjustment by PM in the amount of PM tobacco to be processed hereunder by Contractor in any Contract Year pursuant to Section 3.8.4.

     (n) "Effective Date" shall be the date on which this Agreement is first effective, as set forth in Section 2.

      (o) "Event of Default" shall mean (1) fraud or any fraudulent practice with respect to this Agreement, (2) any breach of this Agreement, without regard to the materiality of such breach, provided that the non-defaulting party shall give notice of such breach to the defaulting party and the defaulting party shall have failed to cure such breach within 30 days after notice of breach is given, (3) dissolution of the other party or (4) if the other party becomes insolvent, voluntarily files a petition for relief under bankruptcy or any similar or other insolvency laws (or has a petition filed against it and the same remains undischarged or unstayed for 60 days) or voluntarily or involuntarily enters receivership or any similar or other insolvency proceeding.

     (p) "Facility Performance Score" shall mean, for any Contract Year, the raw score awarded to Contractor based on PM's assessment of Contractor's performance hereunder with respect to an individual Stemming Facility.

     (q) "Flue-Cured Processing Season" means, for each Contract Year, the period commencing when Contractor begins to process PM flue-cured tobacco hereunder and ending when Contractor has completed the processing of all the PM flue-cured tobacco to be processed hereunder during such Contract Year.

     (r) "Greenfield Facility" means the new stemming facility to be constructed in Wilson County or Nash County, North Carolina in accordance with
Section 3.9.

     (s) "Greenfield Project" means the capital project to be undertaken by Contractor to construct the Greenfield Facility in accordance with Section 3.9.

     (t)    "green tobacco" means tobacco prior to processing.

     (u) "green weight" shall mean, for all tobacco processed hereunder, the weight of such tobacco as measured and at the time of receipt at the Stemming Facility.

     (v) "Incentive Percentage" means the percentage of the Incentive Reserve Quantity, if any, that is to be awarded to Contractor in any Contract Year as Incentive Quantity.

     (w) "Incentive Reserve Quantity" means the aggregate amount of PM's Annual Quantity Requirements available for award to Contractor and other contractors as Incentive Quantity.

     (x) "Incentive Quantity" means an amount of green tobacco of domestic origin that may be designated for processing by Contractor in any Contract Year hereunder based on PM's assessment of Contractor's performance hereunder during the immediately preceding Contract Year, as provided in Section 3.8.3.

     (y) "Index Value" means the first published value of the Consumer Price Index for Urban Wage Earners and Clerical Workers (Southern Urban) ("CPI-W(SU)") as published monthly by the Bureau of Labor Statistics (United States Department of Labor).

     (z) "load" shall mean the movement of packed Strip and OTM from one of the Stemming Facilities into or onto a vehicle for delivery to consigned warehouses or storage as described in Section 3.6.

     (aa) "Maximum Processing Capacity" means, for any Stemming Facility, the maximum capacity of such facility, measured in pounds of green tobacco input, to process tobacco during any Processing Season, as provided in Section 3.5.

     (ab) "Minimum Facility Performance Score" means the minimum acceptable Facility Performance Score for any Stemming Facility as set forth in Exhibit B.

     (ac) "OTM" or "Other Tobacco Materials" shall mean the small tobacco lamina, tobacco dust and tobacco stems collected at various points throughout processing hereunder.

     (ad) "pack" shall mean the placement of Strip and OTM into PM designated containers.

     (ae) "PM Forecast" shall mean the forecast prepared by PM and submitted to Contractor in accordance with Section 3.4.1.

     (af) "PM Requirements" shall mean the standards, codes, rules or other criteria set forth in, or incorporated by reference into, Exhibit A hereto by which Contractor shall receive, process, pack and load tobacco hereunder. Exhibit A is a part of this Agreement.

     (ag) "PM's Annual Quantity Requirements" shall mean the total amount of flue-cured, burley and Maryland green tobacco of domestic origin that PM purchases in any Contract Year and for which PM requires Stemming Services. This amount is exclusive of tobacco that PM purchases for testing and for qualification of potential contractors who may be engaged in the future to provide processing services similar to the Stemming Services provided hereunder. It is also exclusive of any tobacco of foreign origin that PM may purchase, whether or not such tobacco may be processed in the United States.

     (ah) "Probationary Stemming Facility" means a Stemming Facility that received a Facility Performance Score that was less than the Minimum Facility Performance Score for the immediately preceding Contract Year.

     (ai) "process" shall mean the conditioning (as applicable), blending and threshing of green tobacco and the drying of the recovered Strip and OTM for packing.

     (aj) "processing period" shall mean, for any Processing Season, the period commencing with the Processing Start Date and ending with the date specified in the applicable Processing Plan by which Contractor shall complete the processing of green tobacco during any Processing Season.

     (ak) "Processing Plan" shall mean the Proposed Processing Plan as modified in accordance with Section 3.4.3 to include any changes mutually agreed upon by PM and Contractor.

     (al) "Processing Season" means, for any Contract Year, either the Flue-Cured Processing Season or the Burley Processing Season, as the context requires.

     (am) "Processing Start Date" means the date specified by PM in accordance with Section 3.4.1 by which Contractor shall commence processing PM tobacco at the Stemming Facilities in any Processing Season.

     (an) "Proposed Processing Plan" means the plan for processing PM tobacco hereunder in any Processing Season as submitted by Contractor in accordance with
Section 3.4.2.

     (ao) "receive" shall mean the unloading, weighing, storing and moving of green tobacco in preparation for processing hereunder.

     (ap) "Requirements Change" shall mean a change in the PM Requirements implemented as provided in Section 4.4.

     (aq) "Requirements Change Surcharge/Credit" shall mean a surcharge payable by PM, or a payment credit to which PM is entitled, as the result of any Requirements Change implemented as provided in Section 4.4. Depending on the circumstances and as mutually agreed by PM and Contractor, such a surcharge or credit may be implemented through an amendment to the applicable Base Charge Matrix or as a stand alone surcharge or credit.

     (ar) "SPI Upgrade" means the Stemming Facility located in Danville, Virginia that is to receive construction upgrades in accordance with Section 3.9.

     (as) "SPI Project" means the capital project undertaken by Contractor to construct the SPI Upgrade in accordance with Section 3.9.

     (at) "Stemming Facilities" shall mean the tobacco processing facilities identified in Section 3.3 at which Contractor shall receive, process, pack and load PM tobacco hereunder.

     (au)   "Stemming Facility" shall mean any one of the Stemming Facilities.

     (av) "Stemming Services" shall mean the services to be provided by Contractor hereunder, as more particularly described in Section 3.

     (aw) "Strip" shall mean tobacco leaf retained on a screen of a specific mesh designated by PM after threshing.

     (ax) "Term" shall mean the period during which this Agreement shall be in effect, as provided in Section 2.

     (ay) "Total Green Storage Capacity" means, for each Stemming Facility, in each Processing Season during the Term hereof, the total storage capacity available for the storage of green tobacco, as provided in Section 3.5.

     (az)   "week" means a seven-day period commencing 12:00 a.m. Monday.

2.   Term

     This Agreement shall become effective July 1, 2001 (the "Effective Date") and, unless sooner terminated or cancelled, shall remain in effect for a period of [*] months (i.e., [*] Contract Years) thereafter, expiring June 30, [*] (the
               ---
"Term").

3.   Stemming Services
     -----------------

     3.1  Scope of Services Generally
          ---------------------------

     During the Term hereof, Contractor shall receive, process, pack and load tobacco purchased by PM or PM agents as described in this Section 3 (the "Stemming Services"). (Such tobacco, after processing, packing and loading as provided hereunder, will be used by PM in the manufacture of tobacco products or sold to PM's affiliates or others.)

     3.2  PM Requirements
          ---------------

     Contractor shall provide the Stemming Services in strict accordance with the PM Requirements. The PM Requirements are subject to change during the Term hereof, such changes, if any, to be implemented in accordance with the procedures set forth in Section 4.4.

     3.3  Stemmeries
          -----------

     Contractor owns, or controls through contracts with its affiliates, the following existing processing facilities that will be used in the performance of the Stemming Services:

                                  Table 3.3(a)

-----------------------------------------------------------------------------------------------------------------
                          Facility                                                          Location
                          --------                                                          --------
-----------------------------------------------------------------------------------------------------------------
J. P. Taylor, Inc. (two plants - JPT-1 and JPT-2) ("JPT Facility")                    Henderson, North Carolina
-----------------------------------------------------------------------------------------------------------------
Tobacco Processors, Inc. (two plants - TPI-West and TPI-East) ("TPI Facility")        Wilson, North Carolina
-----------------------------------------------------------------------------------------------------------------
Southern Processors, Inc. ("SPI Facility")                                            Danville, Virginia
-----------------------------------------------------------------------------------------------------------------

In addition, and as more specifically addressed in Section 3.9 below, Contractor has undertaken (a) to add additional processing capacity at its SPI Facility (the "SPI Upgrade") and (b) to build a new processing facility to be located in Wilson County or Nash County, North Carolina (the "Greenfield Facility"), both of which are also to be used in the performance of the Stemming Services. (Collectively, and together with any other facilities used by Contractor to perform the Stemming Services, the foregoing facilities are hereinafter referred to as the "Stemming Facilities.")

     Contractor warrants that, during the first [*] Contract Years during the Term hereof, Contractor will maintain, and will provide for use in the processing of PM tobacco hereunder, tobacco processing capacity of the Stemming Facilities (excluding any De-certified Stemming Facility) adequate to process at least the following quantities of PM tobacco during any such Processing Season (such capacities hereinafter being referred to as the "Available Processing Capacity" for any such Processing Season):

                                  Table 3.3(b)

                          Available Processing Capacity
                          -----------------------------

        -------------------------------------------------------------------
                                Con. Yr. 2001       Con. Yrs. 2002-[*]
                                 Avail. Proc.     Avail. Proc. Capacity
                                   Capacity         Per Contract Year
            Type of Tobacco     (million lbs.)        (million lbs.)
        -------------------------------------------------------------------

              Flue-Cured              [*]                  [*]

        -------------------------------------------------------------------

              Burley and
               Maryland               [*]                  [*]

        -------------------------------------------------------------------

                 Total                [*]                  [*]

        -------------------------------------------------------------------

Contractor further warrants, that during each of the last [*] Contract Years during the Term hereof, Contractor will maintain, and provide for the processing of PM tobacco hereunder, Available Processing Capacity of the Stemming Facilities (a) in each Flue-Cured Processing Season adequate to process at least [*]% of the maximum quantity of PM domestic flue-cured tobacco forecast to be processed in any of these Contract Years and (b) in each Burley Processing Season adequate to process at least [*]% of the maximum quantity of PM domestic burley and Maryland tobacco forecast to be processed in any of these Contract Years, each as indicated in a PM [*]-year forecast to be provided by PM to Contractor not later than May 1, [*]; provided, however, in no event shall Contractor be required to provide Available Processing Capacity during any such Contract Year in excess of [*] pounds of PM flue-cured tobacco during any such Flue-Cured Processing Season or in excess of [*] pounds of PM burley and Maryland tobacco during any such Burley Processing Season.

     Without limiting Contractor's obligations as stated in the foregoing or elsewhere in this Agreement, PM and Contractor agree that the Stemming Facilities are not dedicated exclusively for use in the processing of PM tobacco. Portions of the Available Processing Capacity may be used by Contractor to process tobacco for Contractor's other customers to the extent such processing capacity is not required for the processing of PM tobacco. Moreover, subject to Section 3.9.5, Contractor may close one or more of the Stemming Facilities so long as Contractor continues to maintain and provide the Available Processing Capacity required by this Section 3.3 for each Contract Year during the Term hereof.

     3.4  Processing Plan
          ---------------

     During each of the Processing Seasons during the Term hereof, Contractor shall process PM tobacco in accordance with the Processing Plan developed by Contractor and updated in accordance with this Section 3.4.

          3.4.1  PM Forecasts
                 ------------

     Not later than [*], 2001, and not later than [*] of each subsequent Contract Year during the Term hereof (except the last such Contract Year), PM shall provide Contractor with PM's good faith estimate of the amounts of PM green tobacco that PM expects to deliver to Contractor for processing hereunder during each of the Processing Seasons for the next Contract Year (the "PM Forecast"), which amounts, in the aggregate, shall not be less than PM's good faith estimate of the minimum amount of PM tobacco of domestic origin that PM is required, pursuant of Section 3.8.1, to deliver for processing hereunder during the coming Contract Year. The PM Forecast may exceed such minimum amount, but unless mutually agreed by the parties, the quantity of PM green tobacco forecasted to be processed in any Processing Season shall not exceed the applicable Available Processing Capacity. The PM Forecast shall also identify the earliest dates on which PM expects Contractor to be able to process PM tobacco hereunder during each Processing Season (each, a "Processing Start Date"); provided, however, unless otherwise mutually agreed, the Processing Start Date so identified for the Burley Processing Season may not be earlier than 14 weeks after the Processing Start Date for the immediately preceding Flue-Cured Processing Season.

          3.4.2  Development of Proposed Processing Plans
                 ----------------------------------------

     Based on each PM Forecast, Contractor shall develop a Proposed Processing Plan for each applicable Processing Season, which Proposed Processing Plan shall be submitted to

PM (a) for the upcoming Flue-Cured Processing Season, not later than [*] days after receipt of the PM Forecast and (b) for the upcoming Burley Processing Season, at least [*] days prior to the Processing Start Date of such Burley Processing Season.

                 3.4.2.1  Each Proposed Processing Plan shall identify
                          --------------------------------------------

     (a) each Stemming Facility at which Contractor proposes to provide Stemming Services hereunder during the upcoming Processing Season,

     (b) the aggregate amount of PM tobacco that Contractor proposes to process at each such Stemming Facility,

     (c) the processing period for PM tobacco at each such Stemming Facility (i.e., the period, commencing with the Processing Start Date, during which
 ---
Contractor expects to process PM tobacco during the upcoming Processing Season),

     (d) the plant(s) at each such Stemming Facility that Contractor expects to dedicate exclusively to the processing of PM tobacco during the processing period, if any, and the plant(s) at each such facility that Contractor expects to utilize in processing PM tobacco on a non-exclusive basis (i.e., plant(s)
                                                              ---
that will be used to process both PM green tobacco and other green tobacco during the relevant Processing Season),

     (e) the number of pounds of PM tobacco (green weight) to be processed at each plant at each such Stemming Facility during the Processing Season,

     (f) for each week during the processing period and for each Stemming Facility where Contractor proposes to process PM tobacco, the approximate amount of PM tobacco (green weight) that Contractor expects to process and

     (g) the Available PM Storage Capacity at each Stemming Facility where Contractor proposes to process PM tobacco.

                 3.4.2.2 Unless otherwise agreed prior to submittal of any Proposed Processing Plan for PM review, Contractor guarantees that the Proposed Processing Plan will conform to the following minimum requirements:

     (a) the processing period identified in the Proposed Processing Plan shall commence on the Processing Start Date and continue for a period no longer than 14 weeks (except that the processing period for a Burley Processing Season may extend for an additional two weeks (not necessarily consecutive) if the Contractor is to process Maryland tobacco during such Processing Season),

     (b) the Proposed Processing Plan shall provide for the processing of PM tobacco in approximately equal weekly amounts over the duration of the processing period, with the maximum amount of PM tobacco to be processed in any week varying no more than [*] percent from the average amount to be processed in any week (excluding the first two weeks and the last week of the processing period),

     (c) the Proposed Processing Plan shall not provide for the processing of PM tobacco to be conducted at any Stemming Facility that has received a Facility Performance Score less than the Minimum Facility Performance Score for two consecutive Contract Years (a "De-certified Stemming Facility") and

     (d) the Processing Plan shall be adequate to accommodate the total quantity of PM tobacco indicated to be processed by Contractor in the applicable PM Forecast.

             3.4.3   Review of Processing Plan
                     -------------------------

     After receipt, PM shall have [*] days to review and comment on the Proposed Processing Plan submitted by Contractor. Except to the extent modified by mutual agreement of the parties, if the Proposed Processing Plan conforms to the requirements of this Section 3.4, the Proposed Processing Plan shall become the Processing Plan for the applicable Processing Season following the period for review and comment by PM.

             3.4.4   Stemmery Grade Allocation
                     -------------------------

     At least [*] days prior to the Processing Start Date for each Processing Season, PM shall provide Contractor with a breakdown of the amounts, by grade, of PM tobacco that PM expects to deliver to Contractor for processing hereunder during the upcoming Processing Season. At least [*] days prior to the Processing Start Date for each Processing Season, Contractor shall provide PM with a breakdown of the amounts, by grade, of PM tobacco that Contractor expects to process at each Stemming Facility during the upcoming Processing Season.

             3.4.5   Processing Schedules; Updates to Processing Plan
                     ------------------------------------------------

     During each Processing Season, Contractor shall submit weekly processing schedules indicating the amounts, by account, of PM tobacco that Contractor proposes to process at each of the Stemming Facilities during the following two weeks and the grades of Strip, by account, to be processed during the first such week. Except to the extent excused pursuant to Section 6 below, the total quantity of PM tobacco scheduled to be processed in any week shall be consistent with the amount indicated in the applicable Processing Plan and any mutually agreed updates thereto. To the extent PM is unable to deliver green tobacco in amounts sufficient to support Contractor's proposed processing schedules, the parties will discuss and, if possible, agree on mutually acceptable updates to the applicable Processing Plan that will permit Contractor to complete the processing of green tobacco within the applicable Processing Period. PM shall have no liability to Contractor to the extent PM is unable or fails to deliver PM tobacco in amounts sufficient to support the completion of processing in accordance with the Processing Plan or Contractor's proposed processing schedules; provided, however, nothing herein shall be deemed to limit PM's obligation to deliver in each Contract Year for processing hereunder in any Contract Year the minimum quantity of PM tobacco required by Section 3.8.

     3.5  Receipt and Storage of PM Tobacco
          ---------------------------------

     During each Processing Season during the Term hereof, Contractor warrants that it shall reserve and maintain storage space for PM tobacco in each Stemming Facility in which PM tobacco is to be processed hereunder according to the applicable Processing Plan (the "Available PM Storage Capacity"). [*].

     For the purposes of this Section 3.5, the Total Green Storage Capacity for any Flue-Cured Processing Season in green weight is:

     [*] pounds for the Greenfield Facility;
     [*] pounds for SPI (for first Contract Year) and [*] pounds for SPI (for the second through the [*] Contract Years);
     [*] pounds for TPI and
     [*] pounds for JPT.

For the purposes of this Section 3.5, the Total Green Storage Capacity for any Burley Processing Season in green weight is:

     [*] pounds for the Greenfield Facility;
     [*] pounds for SPI (for the first Contract Year) and [*] pounds for SPI
          (for the second through the [*] Contract Years);
     [*] pounds for TPI and
     [*] pounds for JPT.

For the purposes of this Section 3.5, the Maximum Processing Capacity during any Flue-Cured Processing Season shall be:

     [*] pounds for the Greenfield Facility;
     [*] pounds for SPI (for the first Contract Year) and [*] pounds for SPI
          (for the second through [*] Contract Years);
     [*] pounds for TPI ([*] pounds for TPI-East and [*] pounds for TPI-West)
          and
     [*] pounds for JPT ([*] pounds for JPT-1 and [*] pounds for JPT-2).

For the purposes of this Section 3.5, the Maximum Processing Capacity during any Burley Processing Season shall be:

     [*] pounds for the Greenfield Facility;
     [*] pounds for SPI (for the first Contract Year) and [*] pounds for SPI
          (for the second through the [*] Contract Years);
     [*] pounds for TPI ([*] pounds for TPI-East and [*] pounds for TPI-West)
          and
     [*] pounds for JPT ([*] pounds for JPT-1 and [*] pounds for JPT-2).

     During the Flue-Cured Processing Season, Contractor shall receive PM tobacco at the Stemming Facilities between the hours of 7 a.m. and 3 p.m. on weekdays (and such other hours or days of the week as the parties may agree). During the Burley Processing Season, Contractor shall receive PM tobacco at the Stemming Facilities between the hours of 7 a.m. and 3 p.m. on weekdays and Saturdays (and such other hours or days of the week as the parties may agree). PM may commence deliveries of PM tobacco no sooner than 14 days prior to the Processing Start Date for the applicable processing period.

     Upon arrival of PM tobacco at a Stemming Facility, Contractor shall promptly receive such tobacco in accordance with the PM Requirements and with this Section 3.5. Contractor shall make reasonable efforts to unload each truckload shipment of green tobacco by 3 p.m. on the business day following the business day in which such truckload shipment has been logged-in at the Stemming Facility. To the extent that the tobacco in any truckload shipment of PM tobacco that has been logged-in at a Stemming Facility is not unloaded within [*] days after logging-in at a Stemming Facility, Contractor shall reimburse PM for any demurrage charges PM incurs with respect to such truckload shipment; provided, however, Contractor shall have no obligation to pay demurrage to the extent Contractor is unable to unload and store such tobacco because PM is then utilizing the maximum storage capacity available to PM at such Stemming Facility, although Contractor will avoid such demurrage charges to the extent the tobacco can be unloaded and stored without disrupting Contractor's service to other customers. Contractor agrees that it will not receive non-PM tobacco at any applicable Stemming Facility in any amounts that would preclude Contractor from receiving PM tobacco in accordance with Contractor's obligations under this Section 3.5.

     3.6  Processing, Packing and Loading
          -------------------------------

     Contractor shall process PM tobacco hereunder in accordance with the applicable Processing Plan and any mutually agreed updates thereto. Unless otherwise agreed by PM, Contractor shall not process PM tobacco hereunder at any De-certified Stemming Facility.

     As part of the processing of tobacco hereunder, Contractor shall separate the Strip from OTM. The resulting Strip and OTM shall be further separated by category as per the PM Requirements.

     The processed PM tobacco (Strip and OTM) shall then be packed by Contractor and placed in containers as specified in the PM Requirements and (a) loaded on vehicles to be provided by PM or PM's designee or (b) loaded on forklifts for transportation to temporary storage facilities maintained by Contractor (pursuant to separate agreement between Contractor and PM). Unless otherwise agreed, PM shall provide all containers and other packaging materials in which the processed PM tobacco will be placed for storage prior to utilization. (As used herein, tobacco "delivered to PM" shall mean PM tobacco received, processed, packed and loaded by Contractor onto a vehicle as provided in this paragraph.)

     3.7  Quality Assurance; Inspection
          -----------------------------

     Contractor and its approved subcontractors shall maintain and implement quality assurance programs to ensure that the Stemming Services are provided in accordance with the PM Requirements. PM shall be given the opportunity to review and comment on such quality assurance program as well as on any proposed revisions thereto.

     PM shall have reasonable access to Contractor's facilities (including, but not limited to, the Stemming Facilities) and the facilities of Contractor's subcontractors for the purpose of (a) auditing compliance with Contractor's and Contractor's subcontractors' quality assurance programs, (b) observing the performance of the Stemming Services, and (c) auditing and inspecting the PM tobacco received, processed and packed hereunder by

Contractor and all records related thereto. PM shall be entitled to review all quality assurance records related to the Stemming Services; provided, however, unless otherwise agreed, PM shall have no right to review Contractor's financial records, to witness the processing of tobacco for Contractor's other customers or to review Contractor records related to the processing of tobacco for Contractor's other customers.

     In addition, and as a condition to PM's acceptance of tobacco delivered to PM following processing, PM shall have the right to inspect all such tobacco for conformance with the PM Requirements. Such inspection shall occur any time after delivery of the processed tobacco to PM but prior to utilization of tobacco in a cigarette manufacturing process.

     The pre-delivery and post-delivery inspections discussed in this Section
3.7 shall not relieve Contractor of its obligation to provide Stemming Services that comply in all respects with the PM Requirements and the other requirements of this Agreement.

     3.8  Quantity
          --------

          3.8.1  Minimum and Maximum Quantities to be Processed
                 ----------------------------------------------

     This is not a requirements contract. Each Processing Season during the Term hereof, Contractor shall accept delivery of, and process such quantities of, PM tobacco of domestic origin as PM may deliver for processing; provided, however, unless otherwise mutually agreed, in any Processing Season Contractor shall not be obligated to process PM tobacco in excess of the lesser of (a) the quantity of PM green tobacco indicated in the applicable PM Forecast and (b) the applicable Available Processing Capacity.

     Each Contract Year during the Term hereof, PM shall deliver for processing hereunder a minimum quantity of PM tobacco of domestic origin approximately equal to the sum of (a) the Base Quantity, determined as provided in Section 3.8.2, and (b) the Incentive Quantity, if any, determined as provided in Section 3.8.3; provided, however, this minimum quantity is subject to reduction and reallocation as provided in Sections 3.8.4, 3.8.5 and 3.8.6; and provided further, unless otherwise mutually agreed, PM shall have no obligation to deliver PM tobacco for processing hereunder in any Processing Season in excess of the estimated quantity for such Processing Season that was indicated in the applicable PM Forecast.

     Unless otherwise mutually agreed, all the PM tobacco to be processed hereunder shall be of domestic origin. If tobacco of foreign origin is processed hereunder, such tobacco shall be in addition to the minimum quantity required to be delivered by PM pursuant to the immediately preceding paragraph. PM undertakes no obligation to offer Contractor the opportunity to process any PM tobacco of foreign origin.

     PM reserves the right to enter into contracts with one or more other contractors for the remainder of its requirements for Stemming Services. Such contracts, however, shall not be inconsistent with the terms of this Section 3.8 respecting the allocation of quantities of PM tobacco of domestic origin for processing by Contractor hereunder.

          3.8.2   Base Quantity
                  -------------

     Subject to Section 3.8.4, the Base Quantity shall be the product of (a) the Base Percentage (initially [*] percent) and (b) PM's Annual Quantity Requirements (i.e., the total amount of domestic flue-cured, burley and Maryland
              ---
tobaccos that PM purchases that Contract Year and for which PM requires processing services). The Base Quantity will vary from Contract Year to Contract Year based on changes in PM's Annual Quantity Requirements and changes in the Base Percentage (e.g., as the result of adjustments, if applicable, in
                 ---
accordance with Section 3.8.5 below).

          3.8.3   Incentive Quantity
                  ------------------

     Subject to Section 3.8.4, in any Contract Year the Incentive Quantity shall be the product of (a) the Incentive Percentage and (b) the Incentive Reserve Quantity, i.e., the total amount of PM tobacco of domestic origin requiring
          ---
processing that is then available for incentive award to one or more of the contractors providing Stemming Services for PM.

     In the first Contract Year of the Term hereof, the Incentive Reserve Quantity shall equal approximately [*]% of PM's Annual Quantity Requirements. In subsequent Contract Years, the Incentive Reserve Quantity shall be subject to adjustment as provided in Section 3.8.6.

     In the first Contract Year, the Incentive Percentage shall be [*] percent. For each subsequent Contract Year, the Incentive Percentage shall be based on Contractor's Performance Ranking for the preceding Contract Year, as determined by PM in accordance with the procedures set forth in Exhibit B. Specifically, for any Contract Year after the first Contract Year, if Contractor's Performance Ranking for the immediately preceding Contract

Year was the highest among the contractors providing Stemming Services to PM, then the Incentive Percentage for that Contract Year shall be [*]%. For any Contract Year after the first Contract Year, if Contractor's Performance Ranking for the immediately preceding Contract Year was the second-highest among the contractors providing Stemming Services to PM, then the Incentive Percentage for that Contract Year shall be [*]%. For any Contract Year after the first Contract Year, if Contractor's Performance Ranking for the immediately preceding Contract Year was third highest or lower among the contractors providing Stemming Services to PM, then the Incentive Percentage for that Contract Year shall be [*] percent.

     The Annual Assessment Criteria set forth in Exhibit B shall be subject to revision, at PM's sole discretion, but PM shall notify Contractor of any change in such Annual Assessment Criteria no later than [*] of any Contract Year in which such revised Annual Assessment Criteria are to be applied in assessing Contractor's performance hereunder. Such notice shall be provided through the issuance of a revision to Exhibit B hereto, the latest such revision that is issued in accordance with this paragraph being deemed (a) to be a part of this Agreement and (b) to revoke the Annual Assessment Criteria previously applicable hereunder. If revised, the changes in Exhibit B shall apply uniformly to all PM contractors providing Stemming Services whose services are subject to similar incentive arrangements.

          3.8.4   Adjustments to Base Quantity and Incentive Quantity Due to
                  ----------------------------------------------------------
Inadequate Available Processing Capacity at Certified Stemming Facilities
-------------------------------------------------------------------------

     PM may elect to reduce the minimum amount of green tobacco to be processed by Contractor hereunder in any Contract Year by an amount up to the amount by which the sum of the Base Quantity and any Incentive Quantity of PM tobacco otherwise allocable to Contractor for processing in accordance with Sections
3.8.2 and 3.8.3 above during such Contract Year exceeds the aggregate of the Available Processing Capacities (i.e., the sum of the Available Processing
                                 ---
Capacity for flue-cured tobacco and the Available Processing Capacity for burley tobacco). If PM so elects, Contractor shall be notified in writing of such reduction at the time that PM provides the PM Forecast, and the amount of PM tobacco reflected by such reduction shall be subject to discretionary reallocation to other PM contractors; provided, however, for any Contract Year in which such reduction and reallocation would be applicable, Contractor may retain the right to process all or a portion of the PM's Annual Quantity Requirements that PM may propose to reallocate to another contractor but only to the extent that Contractor commits to a temporary increase in the Available Processing Capacity for PM flue-cured tobacco and for PM burley and Maryland tobacco to the extent such an increase (or increases) is
(are) necessary to accommodate the processing of the minimum quantity of PM tobacco to be processed by Contractor hereunder during that Contract Year. For any Contract Year, Contractor shall notify PM in writing of its election to process all or a portion of the green tobacco that PM proposes to reallocate in accordance with this Section 3.8.4, such notice to be provided, if at all, not later than [*] days after PM has notified Contractor that PM proposes to reallocate the processing of such green tobacco in accordance with this Section 3.8.4.

          3.8.5   Adjustments to the Base Percentage
                  ----------------------------------

     Commencing with the [*] Contract Year during the Term hereof, the Base Percentage shall be subject to reduction if, for the Contract Year immediately preceding the current Contract Year, the Facility Performance Score for one or more of Contractor's Stemming Facilities was below the Minimum Facility Performance Score. In such event, and at PM's sole discretion, up to approximately [*] percent of Contractor's Base Percentage (e.g., assuming the
                                                           ---
Base Percentage was [*] percent, [*] percent of [*] percent equals [*] percent of PM's Annual Quantity Requirements) shall be reallocated, in which case an equivalent quantity of tobacco will be added to the Incentive Reserve Quantity for that Contract Year (e.g., assuming again that the original Base Percentage
                        ---
was [*] percent, Contractor's Base Percentage for the coming Contract Year would become [*] percent of PM's Annual Quantity Requirements and the adjusted Incentive Reserve Quantity would become [*] percent of PM's Annual Quantity Requirements). Any such reduction and reallocation of Contractor's Base Percentage shall be permanent.

          3.8.6   Adjustments to Incentive Reserve Quantity
                  -----------------------------------------

     The Incentive Reserve Quantity shall be subject to adjustment for changes to the Contractor's Base Percentage as provided in Section 3.8.5. Also, because each of PM's contracts with other contractors providing Stemming Services includes an identical provision for reductions in those contractors' respective Base Percentages based on Facility Performance Scores, the Incentive Reserve Quantity applicable for any Contract Year shall be subject to increase as the result of such adjustments applicable to those other contractors.

     3.9  Construction and Upgrade of Facilities
          ---------------------------------------

          3.9.1 As an inducement for PM to enter into this Agreement, Contractor has agreed to undertake and complete certain capital projects, including (1) miscellaneous upgrades and improvements at the JPT, SPI, and TPI Stemming Facilities to be completed prior to the start of the first Contract Year (the "Miscellaneous Upgrades Project"), (2) a project to upgrade and modernize the SPI Facility located in Danville, Virginia (the "SPI Project") and
(3) a project to construct a new stemming facility to be located in Wilson or Nash County, North Carolina (the "Greenfield Project"). The SPI Project is intended to be completed so that a portion of the resulting capacity increases will be available to process PM tobacco at the beginning of the second Contract Year and throughout the remaining Term of the Agreement. (See Section 3.3.) The Greenfield Project is intended to be completed so that a portion of the resulting stemming capacity will be available to process PM tobacco at the beginning of the [*] Contract Year and throughout the remaining Term of the Agreement. (See Section 3.3.) Contractor's specific undertakings with respect to each of these projects are set forth in Sections 3.9.2, 3.9.3 and 3.9.4 below.

          3.9.2 Contractor agrees that upon completion of the Miscellaneous Upgrades Project, the JPT, TPI and SPI Facilities will each incorporate, as applicable, the individual items of equipment and meet the performance criteria set forth in Exhibit C hereto. Contractor agrees to implement the Miscellaneous Upgrades Project in such a way as to complete such upgrades prior to the start of the first Contract Year.

          3.9.3 Contractor agrees that upon completion of the SPI Project, the SPI Facility will incorporate the individual items of equipment and meet the performance criteria set forth in Exhibit D hereto. Further, Contractor agrees to implement the SPI Project in such a way as to achieve each of the key project milestones by the dates identified in Table 3.9.3 below. Contractor's unexcused failure to achieve any of these milestones within 60 days of the applicable scheduled milestone date in Table 3.9.3 (30 days in the case of the March 1, 2002 milestone date) shall be a material breach of this Agreement by Contractor, time being of the essence with respect to the achievement of each such milestone.

                                   Table 3.9.3

                         SPI Project Milestone Schedule

-------------------------------------------------------------------------------------------
   Milestone                                     Scheduled Milestone Date
-------------------------------------------------------------------------------------------
   Complete Layout Engineering                   July 15, 2001
-------------------------------------------------------------------------------------------
   Execute Engineering/Construction Contract
   for SPI Project                               November 15, 2001
-------------------------------------------------------------------------------------------
   Complete Delivery of Major New SPI
   Equipment (i.e., items 4, 7, 8, 12, and 13
              ----
   listed in Exhibit D, Key Equipment - SPI
   Upgrade)                                      January 15, 2002
-------------------------------------------------------------------------------------------
   Complete Removal of Current SPI
   Equipment                                     March 1, 2002
-------------------------------------------------------------------------------------------

         3.9.4 Contractor agrees that upon completion of the Greenfield Project, the Greenfield Facility will incorporate the individual items of equipment and meet the performance criteria set forth in Exhibit E hereto. Further, Contractor agrees to implement the Greenfield Project in such a way as to achieve the key project milestones by the dates identified in Table 3.9.4 below. Contractor's unexcused failure to achieve any of these milestones within 90 days of the scheduled milestone date in Table 3.9.4 (60 days in the case of the January 1, 2003 milestone date) shall be a material breach of this Agreement by Contractor, time being of the essence with respect to the achievement of each such milestone.

                                   Table 3.9.4

                      Greenfield Project Milestone Schedule

-------------------------------------------------------------------------------------------
   Milestone                                     Scheduled Milestone Completion Date
-------------------------------------------------------------------------------------------
Complete Acquisition of Land for
Greenfield Project                               July 31, 2001
-------------------------------------------------------------------------------------------
Enter Greenfield Facility Design/Build
Contract                                         December 15, 2001
-------------------------------------------------------------------------------------------
Complete Construction of Processing Area
(to extent required to commence
installation of processing equipment)            September 30, 2002
-------------------------------------------------------------------------------------------
Complete Delivery of Key New Equipment
(i.e., items 4, 5, 7, 8, 12, 13, and 19 listed
 ----
in Exhibit E, Key Equipment - Greenfield)        January 1, 2003
-------------------------------------------------------------------------------------------

          3.9.5 If Contractor is delayed in the completion of the SPI Project or the Greenfield Project such that the Available Processing Capacity of the SPI Facility or the Greenfield Facility is not available for any Processing Season as required herein, Contractor shall nevertheless use reasonable efforts to process PM tobacco up to the quantity indicated for each Processing Season in the applicable PM Forecast. To that end and notwithstanding Section 3.3 above, in the event of such a delay, Contractor shall cause the JPT Facility to continue to be available for the processing of PM tobacco. Notwithstanding any such delay, the applicable Base Charges for all tobacco actually processed by Contractor shall be determined as provided in Section 4. To the extent that all or a portion of the Available Capacity is unavailable during any applicable Processing Season because of a delay in the completion of the SPI Upgrade Project or the Greenfield Project and, as a result thereof, PM tobacco is diverted and processed at other Stemming Facilities, Contractor shall reimburse PM for the yield loss PM will thus experience, such reimbursement to be in a liquidated amount equal to [*].

     To the extent that all or a portion of the capacity of the SPI Facility or the Greenfield Facility is unavailable and cannot be diverted for processing at other Contract Stemming Facilities, Contractor shall reimburse PM for the increased cost thereby incurred by PM (i.e., the amount in excess of the costs
                                       ----
PM would have incurred in having the green tobacco processed at the SPI Facility or the Greenfield Facility, taking into account [*]. Costs reimbursable by Contractor pursuant to the preceding sentence, if any, shall be paid by Contractor to PM in equal quarterly payments on the first day of each such quarter spread over the next two Contract Years. If timely paid, such payments will not include any interest. Contractor will be liable for interest on each such payment that is not paid when due at a rate equal to the lower of (a) 1.5% per month and (b) the prime rate of interest, as published in Bloomberg "Prime U.S.A. Edition" plus 2% (in either case prorated, if applicable).

     3.10  Administration
           --------------

     PM and Contractor each shall designate representatives responsible for the administration of PM's and Contractor's respective duties hereunder. These individuals shall coordinate their efforts so as to promote the orderly performance of the Stemming Services in accordance with the terms of this Agreement.

     3.11  Reports
           -------

     Contractor shall provide PM with the written reports specified in the PM Requirements.

     3.12  Warranties
           ----------

     Contractor warrants (a) that the Stemming Services will be performed in a good and workmanlike manner, utilizing experienced supervision and labor, and
(b) that the PM tobacco processed and packed by Contractor will conform to the PM Requirements. In the event that the Stemming Services or the tobacco processed and packed by Contractor hereunder fail to conform to the requirements of the preceding sentence, Contractor shall reperform the Stemming Services with respect to the affected tobacco.

     3.13  General Indemnities
           -------------------

     To the maximum extent permitted by law, Contractor shall indemnify and hold harmless PM and PM's officers, directors and employees (a) from and against any and all claims, losses, liabilities (including punitive damages), costs and expenses (including reasonable attorneys' fees and related costs) arising out of a claim or claims asserted by persons or entities not a party to this Agreement, including but not limited to Contractor's employees, in any manner arising out of this Agreement or Contractor's performance thereof (each, a "Third Party Claim"), and (b) the out-of-pocket costs PM incurs as the result of physical damage to or loss or destruction of PM property, including but not limited to PM tobacco, in any manner arising out of this Agreement or Contractor's performance hereof ("PM Property Damage"); provided, however, Contractor's indemnity obligation hereunder shall be reduced to the extent any Third Party Claim or PM Property Damage for which indemnity is sought arises out of the negligence or intentional misconduct of the person or entity seeking such indemnity. In no event shall any person or entity be entitled to indemnity hereunder with respect to any Third Party Claim or PM Property Damage that arises from the sole negligence of the person or entity otherwise entitled to such indemnity. At the request of PM or any other person or entity entitled to indemnity hereunder with respect to a Third Party Claim, Contractor shall defend PM and such person or entity in any proceeding for the purpose of establishing such liability. If Contractor is providing such defense as requested, PM and any person or entity entitled to indemnity hereunder shall cooperate in the defense of such proceedings and shall not settle any claim for which indemnity is sought without the written consent of Contractor. Nothing in this Section 3.13 shall be deemed to require Contractor to indemnify PM against any Products Liability Claim (as defined in Section 3.14 below) to the extent Contractor is entitled to indemnity from PM with respect to such Products Liability Claim pursuant to Section 3.14 below.

     3.14  [*]


 4.  Compensation

     4.1  General
          -------

     PM shall compensate Contractor for providing the Stemming Services on the following basis: PM shall pay

     (a) a unit charge for each pound of processed Strip that is packed by Contractor (the "Base Charge"),

     (b) surcharges for special services (each, a "Special Services Surcharge") on portions or all of the PM tobacco processed, as applicable, and

     (c) surcharges or credits, as the case may be, resulting from changes in the PM Requirements pursuant to Section 3.2 applicable during the Term hereof (each, a "Requirements Change Surcharge/Credit").

     Each of the foregoing charges or surcharges will be payable on the basis of pounds of processed and packed Strip delivered to PM that conform to the PM Requirements, and no compensation shall be payable for processed tobacco that is lost or damaged or that PM rejects for failure to conform to the PM Requirements. Depending on their nature and as specifically indicated herein, any applicable Special Service Surcharges and Requirements Change Surcharge/Credits may be payable for some, but not all, of the packed Strip. There are no charges or surcharges payable for OTM; compensation for the processing associated with OTM is included in the Base Charge. All such charges and surcharges are to be determined in accordance with the provisions of this Section 4. (See Section 5 regarding invoicing and payment.)

     The Base Charge and any applicable Special Services Surcharges or Requirements Change Surcharge/Credits represent the full and complete compensation for the proper performance of the Stemming Services, and include compensation for all related services, labor, supervision, equipment and materials necessary to the performance of the Stemming

Services and for all taxes, fees, fringe benefits, insurance, profit and overhead in connection with the performance of the Stemming Services.

     4.2  Base Charges
          -------------

          4.2.1    First [*] Contract Years
                   ---------------------------

     For the first [*] Contract Years during the Term hereof, the applicable Base Charge will be derived from the applicable matrix of unit charges set forth in Exhibits F-1, F-2, and F-3 hereto, each of which is hereby made a part of this Agreement. There will be a different matrix of unit charges applicable for each of the first [*] Contract Years (hereinafter referred to respectively, as the "2001 Base Charge Matrix," Exhibit F-1, the "2002 Base Charge Matrix," Exhibit F-2, the "2003 Base Charge Matrix," Exhibit F-3, and collectively as the "Base Charge Matrices"). The 2001 Base Charge Matrix shall be used in calculating compensation for the first Contract Year. The 2002 Base Charge Matrix shall be used in calculating compensation for the second Contract Year. The 2003 Base Charge Matrix shall be used in calculating compensation for the [*].

     Using the applicable Base Charge Matrix, the actual unit charge to be used in computing the compensation payable hereunder in any Contract Year will be determined at the close of the Burley Processing Season based on the unit charge corresponding to (a) the total amount (in green pounds based on green weight) of PM flue-cured tobacco delivered to Contractor for processing during the Flue-Cured Processing Season and (b) the total amount (in green pounds based on green weight) of PM burley and Maryland tobacco delivered to Contractor for processing during the Burley Processing Season. For purposes of utilizing the applicable Base Charge Matrix to determine the applicable unit charge, the amounts of PM tobacco "delivered to Contractor for processing" shall be deemed to include

     (a) such amounts of PM tobacco that were actually processed and delivered hereunder,

     (b) such amounts, if any, of PM tobacco that PM was unable to deliver to Contractor for processing as the result of Contractor's breach of the Agreement or as the result of any event delaying or preventing Contractor's performance hereunder that was excused pursuant to Section 6 below and

     (c) the equivalent green weight of such amounts, if any, of domestic Strip purchased by PM from Contractor and processed by Contractor during the current Contract

Year (i.e., the equivalent green weight of domestic green tobacco that was
      ----
originally purchased by Contractor and sold to PM as Strip after processing). The "equivalent green weight" of such Strip, if any, shall be determined by using a yield factor equivalent to the Contractor's then current yield for similar grades of PM tobacco processed hereunder during such Contract Year.

     Thus, for example, in any Contract Year, the total compensation payable as Base Charges for tobacco processed and packed hereunder shall be the product of
(x) the applicable unit charge for tobacco taken from the applicable Base Charge Matrix and (y) the total amount (in redried pounds) of Strip derived from the proper processing and packing thereof.

     Unless otherwise mutually agreed by the parties, the unit charges in the Base Charge Matrices shall not be subject to adjustment during the first [*] Contract Years that this Agreement is in effect.

          4.2.2   Last [*] Contract Years
                  -----------------------

     For the [*] through the [*] Contract Years during the Term hereof, the compensation payable by PM to Contractor for the processing of green tobacco shall be determined as described in Section 4.2.1 except that the applicable unit charge shall be determined as provided in this subsection.

                  4.2.2.1 Not later than April 1/st/ prior to the start of each of the [*] through the [*] Contract Years, Contractor shall submit to PM a proposed substitute for the Base Charge Matrix that was applicable for the Contract Year then ending (each a "Proposed Base Charge Matrix"). PM shall notify Contractor in writing that PM accepts or rejects such Proposed Base Charge Matrix within [*] days after receipt thereof. If PM rejects such Proposed Base Charge Matrix, the parties agree to negotiate in good faith for a period of up to 15 days in an attempt to reach agreement on a substitute Base Charge Matrix for the upcoming Contract Year.

                  4.2.2.2 If PM accepts the Proposed Base Charge Matrix or if PM rejects that proposal but the parties subsequently agree upon a substitute Base Charge Matrix, then PM shall incorporate such Base Charge Matrix into a revised version of Exhibit F-3 that shall thereafter become a part of this Agreement, effective as of the first day of the subject

Contract Year. The unit charges in such revised Exhibit F-3 shall thereafter be applicable to all PM tobacco processed hereunder during the Contract Year in which it becomes effective.

             4.2.2.3 If PM rejects the Proposed Base Charge Matrix and the parties are subsequently unable to agree on a mutually acceptable substitute Base Charge Matrix, then PM shall prepare a revised Base Charge Matrix in which each of the unit rates therein is equal to the product of the corresponding unit rate in the then-current Base Charge Matrix and a factor ("f") computed as follows:

     f    =  [*] + {[*] * ((Ic - Ip)/Ip)} (with the result obtained from dividing (Ic - Ip) by Ip rounded to the fourth decimal place)

     where,

     Ic   =  the Index Value for April of the then-current Contract Year

     Ip   =  the Index Value for April of the immediately preceding Contract
             Year;

provided, however, if the percentage change in the Index Value for April of the then-current Contract Year is more than [*]% greater than the Index Value for April of the immediately preceding Contract Year, then the factor "f" shall be computed as follows:

     f    =  [*] + {((Ic - Ip)/Ip) - [*]} (with the result obtained from dividing (Ic - Ip) by Ip rounded to the fourth decimal place).

(See Exhibit G for examples of the calculation of the factor.)

Contractor shall thereafter prepare a revised version of Exhibit F-3 that incorporates the Base Charge Matrix for the applicable Contract Year thus recomputed. Such revised Exhibit F-3 shall become a part of this Agreement, effective as of the first day of the subject Contract Year. Such revised Exhibit F-3 shall thereafter be applicable to all PM tobacco processed hereunder during the Contract Year in which it becomes effective.

     4.3  Special Services Surcharges
          ---------------------------

     Special services provided by Contractor for which Contractor is not compensated through the applicable Base Charge are identified in Exhibits F-1, F-2, and F-3, along with the applicable Surcharge rates payable by PM for the provision of such special services. If the parties agree to additional special services to be provided by Contractor hereunder and the Surcharge rates applicable thereto, these services will be described, and the applicable

Surcharge rates set forth, in revised versions of Exhibits F-1, F-2, and F-3, which shall become a part of this Agreement. Unless otherwise agreed in a writing signed by the authorized representatives of the parties, the rates for the individual Surcharges as provided in Exhibits F-1, F-2, and F-3 shall not be subject to adjustment during the first [*] Contract Years that this Agreement is in effect. The rates for such Surcharges as shall be applicable during the [*] through [*] Contract Years shall be subject to revision in accordance with the same nomination procedures to be used for revising the Base Charge Matrix for the [*] through the [*] Contract Years, as set forth in Section
4.2.2 above.

     4.4  Requirements Changes and Requirements Change Surcharge/Credits
          ---------------------------------------------------------------

          4.4.1 If PM desires to change an applicable component of the PM Requirements (a "Requirements Change"), PM shall notify Contractor of such Requirements Change in writing and the Requirements shall be implemented by Contractor.

          4.4.2 In the event PM requires Contractor to implement such a Requirements Change, the compensation payable hereunder shall be subject to equitable adjustment.

          4.4.3 Within seven days after receipt of PM's notice to implement a Requirements Change, Contractor shall determine and notify PM of a proposed equitable adjustment in the compensation payable hereunder, such adjustment to be reflected through appropriate adjustments in the Base Charge Matrix applicable to all tobacco processed hereunder or as a special surcharge or credit, as the case may be, applicable only to PM tobacco the processing of which is thereafter affected by such Requirements Change (a "Requirements Change Surcharge/Credit"). Contractor shall provide PM with reasonable documentation supporting each proposed Requirements Change Surcharge/Credit, including an explanation of any net cost increase required to implement the Requirements Change. If PM accepts the proposed Requirements Change Surcharge/Credit, then it shall be applicable thereafter to all PM tobacco affected by Requirements Change. If PM rejects the proposed Requirements Change Surcharge/Credit, the parties' dispute with respect to an appropriate equitable adjustment (and corresponding Requirements Change Surcharge/Credit) shall be subject to resolution in accordance with the procedures set forth in Section 7. Unless otherwise directed by PM, Contractor shall continue to implement the Requirements Change pending resolution of the dispute unless, in Contractor's reasonable judgment, such continued implementation would cause Contractor to incur net unreimbursed annual capital and operating costs in excess of [*], with the annual cost of any new capital item determined on the basis of such capital item being fully amortized over a seven-year period.

          4.4.4 If Contractor believes that PM has required Contractor to implement a Requirements Change without following the formalities of this
Section 4.4, Contractor may so notify PM and such notice shall trigger the process described in Section 4.4.3 for addressing equitable adjustments to the compensation payable hereunder; provided, however, Contractor shall waive its right to any such equitable adjustment if Contractor fails to provide notice as provided in this Section 4.4.4 within [*] days after the occurrence of the event or circumstance that Contractor claims to constitute a Requirements Change.

     4.5  Other Expense Items
          -------------------

     The Stemming Services do not include, and the compensation payable hereunder by PM is exclusive of costs for, packing materials, freight with respect to tobacco and packing materials and storage arrangements for finished tobacco products. Contractor shall provide PM with storage for packing materials adequate to ship an average of [*] production days' worth of production of PM tobacco based on PM's average weekly production for the related type of tobacco set forth the Processing Plan. To the extent such materials or storage services are to be provided by Contractor (if at all), they will be addressed in separate agreements between the parties. In addition, the parties may, from time to time, expressly agree that Contractor will procure certain materials in connection with the handling, processing or shipping of tobacco.
In such event, PM shall compensate Contractor for procuring such materials in a manner mutually agreed upon by the parties.

5.   Invoices and Payment

     5.1  Provisional Payments
          --------------------

     During each Processing Season, Contractor shall submit weekly invoices requesting provisional payments of Base Charges and applicable Special Services Surcharges and PM Requirements Change Surcharge/Credits. Such invoices shall be based on the product of (a) the price per pound obtained from the then-applicable Base Charge Matrix corresponding to the annual volume estimates for burley and flue-cured, respectively, as contained in the PM Forecast for that Contract Year and (b) the quantity of processed PM tobacco conforming to the PM Requirements that was packed during the preceding week. Subject to
Section 19, PM shall pay the undisputed portion of all invoices within three business days after receipt. Invoices must be accompanied by such supporting documentation as is specified in the PM Requirements.

     Upon mutual agreement of the parties, the price per pound used to compute provisional payments may be revised at any time during a Contract Year to reflect (a) changes in PM's Processing Quantity Requirements for the then-current Contract Year that become apparent prior to the end of the Contract Year and (b) any applicable Requirements Change Surcharge/Credit.

     5.2  Adjustment to Provisional Payments for Operating Charges
          --------------------------------------------------------

     Each Contract Year, within [*] days after Contractor has completed processing PM's tobacco hereunder for the Burley Processing Season, Contractor shall (a) recompute (1) the aggregate amount of the Base Charges payable by PM in accordance with Section 4.2 for tobacco actually processed and packed hereunder and (2) the aggregate amount of any Requirements Change Surcharge/Credits not addressed through provisional payments pursuant to Section
5.1 and (b) provide to PM an accounting of such computation compared to the actual compensation actually paid by PM during the Term hereof as Operating Charges and Requirements Change Surcharge/Credits for processing and packing such tobacco hereunder. If such accounting shows that Contractor has received through provisional payments less compensation than it is entitled to receive for that Contract Year pursuant to Section 4, then PM shall remit the undisputed difference to Contractor within [*] days of PM's receipt of Contractor's accounting of such computation and underpayment, but in no event shall such payment be made later than the last day of the Current Contract Year. If such accounting shows that Contractor has received provisional payments totaling to more than the total compensation it is entitled to receive for that Contract Year pursuant to Section 4, Contractor shall remit the undisputed difference to PM within [*] days of such computation, but in no event shall such payment be made later than the last day of the current Contract Year.

     5.3  Accounting Records; Audits
          --------------------------

     Contractor shall keep and maintain complete and accurate records, books of account, records and other data necessary for the proper administration of this Agreement on a generally recognized accounting basis. Contractor shall keep and maintain such documentation for [*] years after the expiration, cancellation or termination of this Agreement. PM shall have the right to have an outside auditor review Contractor's books and records relating to (a) the amount of PM tobacco received by Contractor and (b) the amount of PM Strip and OTM packed by Contractor. Contractor shall provide PM's auditor sufficient information and opportunity to audit and inspect such records as will allow the auditor to verify any information submitted to PM by the Contractor as a basis for payment hereunder. Such auditor shall be entitled to share the results of its audit or inspection with PM, but in doing so shall not be authorized to share with PM any information concerning Contractor's costs or profit margins related to any service provided to PM hereunder. PM shall pay for any such audit or inspection; provided, however that Contractor shall provide offices and related services to support the audit or inspection.

6.   Force Majeure

     6.1  Definition of Force Majeure
          ---------------------------

     Neither PM nor Contractor shall be responsible or liable, or deemed in breach hereof, to the extent the performance of their respective obligations hereunder is prevented or delayed due solely to circumstances beyond the reasonable control and without the fault or negligence of the party experiencing such impediment to performance, including but not limited to acts of God; unusually severe weather; war; riots; actions or failures to act on the part of governmental authorities preventing performance; inability despite due diligence to obtain required licenses; or fire (such causes hereinafter called "Force Majeure"). Delays or failures to perform caused by Contractor's subcontractors or suppliers are not events of Force Majeure, unless the subcontractor's or supplier's delay or failure to perform is due solely to an event of Force Majeure as defined above. Strikes or other labor disputes involving employees of Contractor or its subcontractors shall not be deemed to be events of Force Majeure. Delays or failures to perform caused by strikes or labor disputes of employees of entities other than Contractor or its subcontractors shall be deemed to be events of Force Majeure unless such strike or labor dispute is caused by or results from the acts or omissions of Contractor or its subcontractors.

     6.2  Force Majeure Procedure
          -----------------------

     The party experiencing the Force Majeure shall (a) exercise due diligence in endeavoring to overcome any Force Majeure impediment to its performance and
(b) promptly give written notification to the other party. This written notification shall include a full and complete explanation of the Force Majeure and its cause, the status of the Force Majeure, and the actions such party is taking and proposes to take to overcome any effect of the Force Majeure.

     6.3  Effect of Force Majeure
          -----------------------

     If performance by either party is delayed or prevented due to Force Majeure, and provided that the requirements of Section 6.2 are satisfied, the time for that performance shall be extended for a period reasonably necessary to overcome the effect of the Force Majeure. In the event that Contractor experiences a Force Majeure, Contractor shall (a) undertake reasonable measures to make up for the time lost without additional compensation including, but not limited to, processing PM tobacco during hours in addition to the normal operating hours set forth in Section 3 and processing PM tobacco at any facilities in addition to the Stemming Facilities in which Contractor processes tobacco for any Contractor customer and (b) submit a revised Processing Plan for PM's review and approval. PM shall have the right to approve Stemming Services provided through such substitute stemming facilities during any event of Force Majeure that prevents or restricts Contractor's performance hereunder.

     6.4  Allocation of Contractor's Stemming Capacity
          --------------------------------------------

     If any event of Force Majeure hereunder prevents or delays Contractor from fulfilling its obligation to process the full quantities of PM tobacco it receives for processing hereunder during any Processing Season, Contractor shall allocate its remaining stemming capacity at the Stemming Facilities to PM in an amount equal to the proportionate share that the remaining balance of PM tobacco to be processed by Contractor hereunder during such Processing Season bears to the total balance of green tobacco then under contract or otherwise scheduled to be processed for all of Contractor's customers during such period. Contractor covenants that it has not and will not enter into contracts with other customers that are inconsistent with this Section 6.4. In the event that PM tobacco is not processed by Contractor due to Force Majeure, PM may elect to have such tobacco processed by another contractor.

     6.5  Termination for Extended Force Majeure
          --------------------------------------

     If either party's ability to perform hereunder is prevented, in whole or in significant part, for a period of 12 consecutive months as a result of an event of Force Majeure, the other party shall have the right, at its sole option, to terminate this Agreement and any and all remaining performance hereunder without further obligation, such option to be exercised, if at all, by such other party giving written notice of termination to the non-performing party. In such event, the termination of this Agreement shall be effective no earlier than [*] days after notice of termination is given and without regard to whether the event of Force Majeure ends prior to the date on which the termination becomes effective.

7.   Dispute Resolution

     7.1  Intent
          ------

     It is the intention of the parties to make a good faith effort to resolve, without resort to litigation, any dispute, controversy or claim arising out of or relating to this Agreement or any breach hereof (a "Dispute") according to the procedures set forth in this Section. Notwithstanding the preceding sentence, any dispute arising out of the parties' inability to agree upon a proposed amendment to the Base Charge Matrix shall be resolved in the manner prescribed in Section 4 and not pursuant to the provisions of this Section 7. Similarly, nothing in this Section 7 shall be deemed to prevent either party from exercising any right of termination or cancellation of this Agreement or to subject the exercise of such right to the procedures for dispute resolution as set forth herein.

     7.2  Negotiation
          -----------

     PM's and Contractor's designated representatives shall attempt to resolve all Disputes by negotiation. In the event a Dispute cannot be resolved promptly by PM's and Contractor's representatives, each party shall immediately designate a senior executive with authority to resolve the Dispute. The designated senior executives shall promptly begin discussions in an effort to agree upon a resolution of the Dispute. If the senior executives do not agree upon a resolution of the Dispute within [*] days after a dispute is first referred to them, either party may elect to abandon negotiations. If a Dispute cannot be resolved pursuant to the procedures outlined in this Section, the parties may pursue any remedy available to them at law or in equity.

     7.3  Performance
          -----------

     Contractor and PM each shall continue to perform its obligations under this Agreement during the pendency of any Dispute; provided, however, that either party may seek preliminary and permanent injunctive relief, including specific performance or other interim or permanent relief, if the Dispute involves (a) threatened or actual breach by the other party of the provisions of Section 23 or (b) risk to the safety or security of persons or property, if in the judgment of the party seeking injunctive relief such relief is necessary to prevent injury or damage; provided further, that despite any such request for injunctive relief, the parties shall continue to proceed to negotiate in good faith in accordance with the procedures outlined in this Section 7.

8.   Cancellation

     Either party may cancel this Agreement upon an occurrence of any Event of Default as to the other party, such cancellation to be effective upon the defaulting party's receipt of written notice of cancellation for default. Upon the occurrence of an Event of Default as to a party, the non-defaulting party shall have all rights and remedies available to it under this Agreement, at law and in equity. The right of cancellation created by this Section 8 shall be in addition to such other rights and remedies.

9.   Title

     PM shall retain title to all PM property (including, without limitation, tobacco, packing material, equipment and tools) delivered to the Stemming Facilities for utilization in connection with the Stemming Services.

10.  Property Damage Insurance

     Contractor shall obtain and maintain fire and extended coverage property damage insurance for each of the Stemming Facilities in an amount not less than the replacement value of that facility and all Contractor property therein.

     Contractor shall also obtain "all risk" property insurance for (a) tobacco processed under this Agreement and (b) PM packing materials, tools and equipment at the Stemming Facilities or otherwise in Contractor's possession in an amount equal to the full replacement value of such tobacco, packing materials, tools and equipment while in Contractor's care, custody and control and, with respect to such tobacco, until it is delivered to PM. Such insurance shall identify PM as a loss payee as its interests may appear. For purposes of this paragraph, tobacco shall be deemed to be in Contractor's care, custody and control from all times after receipt of such tobacco at the Stemming Facilities and until the tobacco is physically delivered to PM or its designated agent or trucking contractor.

     Not later than July 15 of each Contract Year during the Term hereof, Contractor shall cause its insurers to provide PM a certificate evidencing the insurance required herein, such certificate to acknowledge that the insurance will not be canceled, revoked or non-renewed unless PM is provided at least 30 days' prior written notice.

     The property damage insurance required by this Section shall not be deemed to create any limitation on Contractor's obligations hereunder or on any of Contractor's liabilities arising out of this Agreement or its performance.

11.  Liability Insurance

     Contractor and each of its subcontractors performing Stemming Services shall obtain and maintain the following insurance continuously during the Term hereof:

     (a) Statutory workers' compensation coverage, or equivalent social insurance, in accordance with the law of the state where the Stemming Facilities are located and any other localities where Stemming Services are performed hereunder;

     (b) Employer's liability insurance with a limit of not less than $[*] per occurrence;

     (c) Comprehensive general liability or commercial general liability insurance, including coverage for property damage and contractually assumed obligations, with a combined single limit of $[*] per occurrence; and

     (d) Comprehensive automobile liability insurance covering all Contractor vehicles, whether owned or non-owned, with a combined single limit of $[*] per occurrence.

     Contractor shall require each of its subcontractors performing the Stemming Services to maintain the insurance required by this Section 11 or such lesser amounts as PM shall approve.

     Not later than July 15 of each Contract Year during the Term hereof, Contractor and its subcontractors shall cause their insurers to furnish PM certificates of insurance in a form and manner acceptable to PM evidencing that the above insurance is in effect and otherwise complies with the requirements of this Section. Contractor shall require its insurance carriers and the insurance carriers of its subcontractors to give PM 30 days' written notice of any material change or alteration in or cancellation of any policy of insurance required hereunder. Contractor shall cause its insurance carriers and the insurance carriers of its subsidiary and affiliate subcontractors to waive all rights of subrogation against PM. Contractor shall require its comprehensive general liability or commercial general liability carrier and its comprehensive automobile liability carrier to name PM as an additional insured on those policies, with the endorsement that the coverage thus provided shall be deemed primary to any other coverage PM may maintain.

     The liability insurance coverage required by this Section 11 shall not be deemed to create any limitation on Contractor's obligations hereunder or on any of Contractor's liabilities arising out of this Agreement or its performance.

12.  Compliance with Laws; Nondiscrimination; Fines

     12.1  General
           -------

     Contractor shall comply with all federal, state and local laws, rules, regulations and ordinances applicable to Contractor's performance of its obligations under this Agreement, including but not limited to the applicable requirements of the United States Department of Agriculture.

     Contractor shall obtain and maintain all governmental licenses, permits and approvals necessary to operate the Stemming Facilities. Not later than July 15 of each Contract Year during the Term hereof, Contractor shall provide PM written certification (a) that the Stemming Facilities providing Stemming Services to PM are being maintained and operated in accordance with all applicable environmental laws, rules, regulations, orders and permits, where the failure to so maintain or operate such facilities would have a material adverse effect on Contractor's ability to satisfy its obligations hereunder or (b) that specifies the steps that are being taken to correct any non-compliance at any Stemming Facility that provides

Stemming Services to PM with applicable environmental laws, rules, regulations, orders and permits.

     12.2  No Discrimination
           -----------------

     Without limiting the generality of Section 12.1, this Agreement may be subject to the equal employment opportunity and affirmative action provisions of Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, as amended, 29 U.S.C. (S) 793, and the Vietnam Era Veterans' Readjustment Assistance Act of 1974, as amended, 38 U.S.C. (S) 4212. To the extent required by law, this Agreement incorporates by reference the provisions contained in the regulations of the Office of Federal Contract Compliance Programs in the "Equal Employment Opportunity" clause, 41 CFR (S) 60-1.4(a)(1)-(7), the "Affirmative Action for Disabled Workers" clause, 41 CFR (S) 60-741.4(a)-(f), and the "Affirmative Action for Disabled Veterans and Veterans of the Vietnam Era" clause, 41 CFR (S) 250.4(a)-(m). These clauses, if applicable, are to be applied in conformity with Contractor's obligations under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. (S) 2000e.

     12.3  No Collusion
           ------------

     Without limiting the generality of Section 12.1, neither Contractor nor any person or entity acting on Contractor's behalf shall enter into any combination, conspiracy, agreement or other form of collusive arrangement with any person, corporation, partnership or other entity that directly or indirectly lessens competition between potential subcontractors, vendors or suppliers from whom goods or services may be obtained that will be used by Contractor in performing its obligations hereunder. Furthermore, in performing its obligations hereunder, Contractor shall use its best efforts to prevent the occurrence of such collusion among or between potential subcontractors, vendors, suppliers or any other person.

     12.4  PM Business Conduct Policy
           --------------------------

     Contractor shall comply, and shall require its employees and approved subcontractors to comply, with the PM "Business Conduct Policy," the relevant portions of which are attached hereto as Exhibit H, (a) by not engaging in any conduct when dealing with any PM employee that would cause the employee to be in violation of such policy, and (b) in its dealings with any subsidiaries and affiliates or suppliers in connection with this Agreement, by complying with all obligations otherwise applicable to PM's employees.

     12.5  Fines
           -----

     Any fines or other penalties incurred by Contractor or its agents, employees or subcontractors for their noncompliance with any laws, rules, regulations or ordinances with which compliance is required herein shall not be reimbursed by PM, but shall be the sole responsibility of Contractor. If fines, penalties or legal costs are assessed against PM by any government authority or court due to noncompliance by Contractor or its agents, employees or subcontractors with any of the laws, rules, regulations or ordinances with which compliance is required herein, or if PM's operations or any part thereof are delayed or stopped by order of any government authority or court due to Contractor's noncompliance or noncompliance by Contractor's agents, employees or subcontractors, Contractor shall indemnify and hold harmless PM against any and all losses, liabilities, damages, claims and costs (including reasonable attorneys' fees) suffered or incurred because of the failure of Contractor or its agents, employees or subcontractors to comply therewith.

13.  Notices

     All certificates or notices required hereunder shall be given in writing and addressed or delivered to the representative(s) specified in this Agreement. Copies of all general correspondence regarding this Agreement shall also be sent to these representatives. Notices shall be deemed received (a) upon delivery, when personally delivered; (b) upon receipt, when sent via registered or certified mail; (c) the next business day, when sent via overnight courier and
(d) upon transmittal, when sent via facsimile

     Notices required hereunder shall be directed to the following individuals:

     Notices to Contractor:

         Mr. Keith Brewer
         Senior Vice President and Processing Director
         Universal Leaf North America
         1501 N. Hamilton Street
         Richmond, VA 23230
         Fax: (804) 254-3571

     Notices to PM:

         Mr. E. A. Day
         Director of Leaf Operations
         Philip Morris U.S.A.
         P.O. Box 26603
         Richmond, Virginia 23261
         Fax:  (804) 274-4378

PM or Contractor may change the representative(s) designated to receive notice hereunder by written notice to the other party.

14.  Governing Law

     The statutes and judicial interpretations of the Commonwealth of Virginia shall govern this Agreement without regard to conflicts of law rules.

15.  Nonwaiver

     The failure of either party to demand strict performance of the terms hereof or to exercise any right conferred hereby shall not be construed as a waiver or relinquishment of its right to assert or rely on any such term or right in the future.

16.  Severability

     In the event that any provision of this Agreement is deemed as a matter of law to be unenforceable or null and void, such unenforceable or void portion of such provision shall be deemed severable from the Agreement and the Agreement shall continue in full force and effect as if such provision was not contained herein.

17.  Assignment and Subcontracting

     Except as approved by PM in writing, Contractor shall not be permitted to assign any of its rights or obligations hereunder. Except as approved by PM in writing or as expressly acknowledged herein, Contractor shall not subcontract or otherwise delegate its obligations hereunder to any subcontractor.

18.  Survival

     All warranties, remedial obligations, indemnities and confidentiality rights and obligations provided herein shall survive the cancellation, expiration or termination hereof.

19.  Retention and Liens

     If Contractor breaches any provision of this Agreement and Contractor has not, within ten working days of receipt of PM's notice of such breach, cured such breach or given PM reasonable assurances acceptable to PM of due performance, or if any person or entity asserts a claim or lien against PM's property or facilities that is chargeable to Contractor's performance hereunder, PM shall have the right to retain out of any payments due or to become due to Contractor hereunder an amount sufficient to protect PM completely from all losses, damages and expenses associated with the breach, or the full amount of any such claim or lien, until the breach has been cured, the lien has been removed or the claim has been terminated or released to PM's satisfaction. In addition, if PM disputes any portion of an invoice, PM shall pay the undisputed portion of the invoice, in accordance with Section 5, pending resolution of the dispute. PM's right to withhold monies pursuant to this Section 19 shall be in addition to other rights and remedies available to it under this Agreement, at law or in equity.

20.  Amendments

     No amendment, modification or waiver of any term hereof shall be effective unless set forth in a writing signed by PM and Contractor.

21.  Independent Contractor

     Contractor is an independent contractor for all purposes hereof. This Agreement is a contract for the provision of services and is not intended to be one of hiring under the provisions of any workers' compensation or other laws and shall not be so construed. All employees that Contractor hires to perform the Stemming Services are Contractor's employees and shall not be deemed to be PM's employees for any purpose. Nothing herein shall be deemed to constitute a partnership or joint venture between the parties hereto.

22.  Headings

     Headings contained herein are inserted for convenience and shall have no effect on the interpretation or construction hereof.

23.  Confidentiality

     23.1 Contractor acknowledges that, in performing Stemming Services under this Agreement, Contractor, its subcontractors and their respective employees and agents may learn or have access to certain of PM's processes, trade secrets, formulas, blends, materials, tobacco product specifications, procedures, research, proprietary information and designated confidential information concerning PM, as well as products and materials subject to patent, including but not limited to information pertaining to PM's acquisition and planned acquisition of tobacco (such as anticipated quantities, grades and purchase prices of tobacco to be purchased by PM), all of which is referred to herein as "PM Confidential Information." Contractor agrees that such PM Confidential Information is confidential, proprietary and constitutes trade secrets of PM, and that Contractor, its subcontractors and their respective employees and agents (a) shall not disclose any such PM Confidential Information to, or use it for their own benefit or the benefit of, any other person, firm, corporation or other entity (including, without limitation, in connection with any contract growing program of Contractor or any such third person) except as provided herein or as necessary for Contractor to perform hereunder or under any other contract between PM and Contractor (including but not limited to the scheduling and coordination of stemming services for PM and other customers), including but not limited to any other person or firm on whose behalf Contractor purchases or processes tobacco; and (b) shall limit the disclosure of any PM Confidential Information within their firms to such employees that have a need to know such PM Confidential Information in the performance of their duties on behalf of PM hereunder. Contractor and its subcontractors shall take affirmative steps, including but not limited to giving written instructions to all their respective salaried employees and agents likely to have access to PM Confidential Information, to protect PM Confidential Information from disclosure as provided herein. Contractor, its subcontractors and their respective employees and agents shall not accept, solicit or make inquiries as to PM Confidential Information concerning other contractors or agreements, and Contractor and its subcontractors agree that if they inadvertently obtain any PM Confidential Information concerning other PM contractors or agreements, they shall treat such information as confidential and shall not use such information for their own advantage.

     23.2 Contractor, its subcontractors and their respective employees and agents may disclose PM Confidential Information to the extent compelled by an enforceable subpoena or order of a court of competent jurisdiction or governmental agency with authority to compel such disclosure, provided that Contractor, its subcontractors and their respective employees and agents (a) give PM prompt notice of the proposed disclosure and (b) cooperate with PM to obtain a protective order or to otherwise prevent or limit the disclosure. In addition, in the event a disclosure is required of Contractor or any of its subcontractors under the laws, rules, or regulations of the Securities and Exchange Commission ("SEC") or any other applicable governing body, Contractor or its subcontractor (as the case may be) will (a) redact mutually agreed-upon portions of this Agreement to the fullest extent permitted under applicable laws, rules and regulations and (b) submit a request to the SEC or such governing body that such portions of this Agreement receive confidential treatment under applicable laws, rules and regulations or otherwise be held in the strictest confidence to the fullest extent permitted under applicable laws, rules or regulations.

     23.3 All trade secrets and other confidential, proprietary information belonging to Contractor, as well as products and materials subject to patent, including but not limited to information concerning the quantities of tobacco purchased by Contractor for persons other than PM and information concerning Contractor's costs in performing services for persons other than PM is hereafter referred to as "Contractor Confidential Information." PM and its employees and agents shall not disclose any such Contractor Confidential Information to, or use it for their own benefit or the benefit of, any other person, firm, corporation or other entity. PM shall take affirmative steps, including but not limited to giving written instructions to all its salaried employees and agents likely to have Contractor Confidential Information, to protect such information from disclosure as provided herein. PM shall not, and shall caution its employees not to accept, solicit or make inquiries as to Contractor Confidential Information concerning other customers of Contractor, and PM agrees that if it inadvertently obtains any Contractor Confidential Information concerning other customers of

Contractor, it shall treat such information as confidential and shall not use such information for its own advantage.

     23.4 PM and its employees and agents may disclose Contractor Confidential Information to the extent compelled by an enforceable subpoena or order of a court of competent jurisdiction or governmental agency with authority to compel such disclosure, provided that PM, its employees or subcontractors (a) gives Contractor prompt notice of the proposed disclosure and (b) cooperates with Contractor to obtain a protective order or to otherwise prevent or limit the disclosure.

     23.5 Both PM and Contractor shall limit disclosure of received confidential information of the other to subcontractors, employees and agents of the receiving party who need it for a purpose expressly provided herein. Promptly after the execution of this Agreement, both parties will instruct their respective subcontractors, employees and agents who may have access to confidential information of the other party of their obligations under this Agreement. By July 15/th/ of each Contract Year during the Term hereof, each party shall execute and send to the other a Certificate of Compliance with the provisions of this paragraph by an authorized officer of their respective companies in substantially the form of Exhibit I attached hereto.

     23.6 The above provisions to protect against the disclosure of PM Confidential Information and Contractor Confidential Information shall not apply to the following:

     (a) information which a party can demonstrate by competent proof to have been lawfully in its possession prior to the disclosure of such information to it by the other party,

     (b) information which is furnished to a party by a third party as a matter of right without restriction on disclosure and which was not received directly or indirectly from the other party, provided that the disclosing party had the legal right to disclose the same, and

     (c) any other information once it lawfully becomes part of the public domain by publication or otherwise through no act of the other party (but only after, and only to the extent that, it is published or otherwise becomes part of the public domain).

     23.7 Contractor, its subcontractors and their respective employees and agents shall also, to the maximum extent practicable, treat as confidential and proprietary the fact that it is performing Stemming Services under this Agreement for PM and comply with all PM directions in that regard, including but not limited to those regarding labeling, product identification, packing, shipping, product quantities or volume and transportation of the tobacco. Contractor, its subcontractors and their respective employees and agents shall not, without the prior written consent of PM, permit any person, firm, corporation, or other entity (except Contractor's employees who have a legitimate need to assist in performing the Stemming Services under this Agreement) to have access to such information.

     23.8 Each party's obligations under this Section 23 shall commence upon such disclosure and shall continue for five years thereafter, and shall survive the expiration, termination or cancellation of this Agreement or any other agreement between the parties hereto.

     23.9 Each party acknowledges that any breach of this Section 23 would cause irreparable harm to the other and that any remedies at law for such a breach would be inadequate. Each party thus agrees and consents that the other shall be entitled to injunctive relief in the event of breach of this Section 23 in addition to any other legal or equitable remedy which might be available.

     23.10 All processes, apparatuses, formulas, drawings, designs, blueprints, photographs, sketches, software or products supplied to Contractor by PM, or by a third party on PM's behalf, in connection with the Stemming Services are and will remain the property of PM. Contractor shall promptly return all such material to PM upon PM's request. If PM and Contractor agree to participate in any joint development efforts respecting tobacco processing during the Term hereof, the intellectual property rights and confidentiality obligations respecting such joint development efforts shall be addressed in a separate agreement between the parties.


24.  Capital Charges

     24.1   Obligations Arising Under Prior Contracts
            -----------------------------------------

     Pursuant to the Hogshead Repair, Extrusion and Stemming Services Agreement dated July 1, 1994, as amended ("Hogshead Agreement") and the Stemming Services Agreement dated August 18, 2000 ("Prior Agreement") between the PM and Contractor, PM has made payments to Contractor with respect to certain capital investments made by Contractor. These payments were based on depreciation charges for certain assets acquired by Contractor, with PM's approval, between [*] and [*]. PM shall continue to pay depreciation-based charges to Contractor for those Contractor capital investments listed in Exhibit J to this Agreement (the "Capital Assets") in the amounts and in accordance with the payment schedule set forth in Exhibit J (the "Capital Charges"). The Capital Charges set forth in this Section 24.1 shall be in lieu of the termination payments respecting Contractor's capital investments in support of Stemming Services provided for in Section 24.1 of the Prior Agreement. PM and Contractor expect that this Agreement will continue for a period longer than the payment schedule in Exhibit J, but if this Agreement is cancelled by either party due to an Event of Default, within [*] days after its cancellation PM shall pay Contractor the difference between (a) the sum of the depreciation-based charges respecting Capital Charges as shall then be remaining hereunder and (b) [*]% of the fair market value (as defined in Article 24.4 below) of the corresponding Capital Assets as shall then be remaining.

     24.2   Sale or Other Disposition of Capital Assets
            -------------------------------------------

     If, during the Term hereof, Contractor sells, scraps, transfers or otherwise disposes of any Capital Asset, Contractor shall pay PM an amount equal to [*]% of the fair market value (as defined in Section 24.3 below) of such Capital Asset; provided, however, no such payment obligation shall arise with respect to the transfer of any Capital Asset to a Contractor affiliate operating a Stemming Facility intended to be used to the extent such Capital Asset is thereafter used in the performance of Stemming Services hereunder.

     24.3   Transferred Equipment
            ---------------------

     PM has previously transferred to Contractor the items of equipment identified in Exhibit K (the "Transferred Equipment"). Notwithstanding Section
24.3 of the Prior Agreement, which required Contractor to pay PM the fair market value of the Transferred Equipment if the Prior Agreement was not renewed or replaced within 60 days after the date of its expiration, Contractor's obligations regarding such Transferred Equipment shall now be governed by this
Section 24.3. Specifically, if for any reason this Agreement is terminated or canceled prior to June 30, [*], Contractor shall become liable to PM for the fair market value (as defined in Section 24.4 below) of the Transferred Equipment. In addition, in the event that, prior to June 30, [*], any item(s) of such Transferred Equipment shall cease to be utilized by Contractor in the performance of the Stemming Services at one of the Stemming Facilities, at PM's direction or for reasons other than the retirement due to gross malfunction or obsolescence, then Contractor shall become liable to PM for the fair market value of such item(s) of the Transferred Equipment.

     24.4   Fair Market Value
            -----------------

     For purposes of this Section 24, the "fair market value" of any Capital Asset or item of Transferred Equipment shall be the positive difference, if any, between (a) [*] (the "arms length price") and (b) [*]. For purposes of the preceding sentence, the arms length price shall be determined based on Contractor's good faith estimate of the price a third party would pay for such Capital Asset or item of Transferred Equipment as of the applicable valuation date; provided, however, if PM disputes Contractor's proposed arms length price of any Capital Asset or item of Transferred Equipment and so notifies Contractor within [*] days after receipt of Contractor's good faith estimate, then the arms length price shall be determined by a third party dealer acceptable to both PM and Contractor, based on such dealer's assessment of the amount a purchaser would be willing to pay for such Capital Asset or item of Transferred Equipment on an "as is, where is" basis as of the applicable valuation date. The valuation date for determining the arms length price shall be (a) the date of cancellation of this Agreement with respect to payments pursuant to Section 24.1 or (b) the date of disposition of the Capital Asset or item of Transferred Equipment with respect to payments pursuant to Sections 24.2 or 24.3, as the case may be. For purposes of this paragraph, the term "as-is, where-is" shall mean the particular physical condition, and the actual location, of the Capital Asset or item of Transferred Equipment as of the applicable valuation date.

     24.5   Capital Assets Audit Rights
            ---------------------------

     Pursuant to Sections 3.7 and 5.3 above, PM shall be entitled to inspect the Stemming Facilities to confirm the continued existence and Contractor's continued use of each item of the Capital Assets.

25.  Waiver of Liens

     Contractor waives, and shall require its approved subcontractors and suppliers of any tier to waive, all liens and the right to file and enforce or otherwise assert any liens against PM or PM's property or facilities for materials furnished or services, including without limitation the Stemming Services performed hereunder.

     Contractor shall defend, indemnify and hold harmless PM from all liens and claims filed or asserted by any third party against PM or PM's property or facilities with respect to materials furnished or services performed by Contractor, and by Contractor's approved subcontractors and suppliers, in connection with the Stemming Services and from any and all losses, expenses, costs, causes of action or suits arising out of any lien or claim. Contractor shall promptly discharge or remove any such lien or claim by bonding, payment or otherwise and shall notify PM promptly when it has done so. If Contractor does not cause any such lien or claim to be released or discharged by payment or bonding, PM shall have the right (but shall not be obligated) to pay all sums necessary to obtain releases and discharges and to deduct all amounts so paid (plus reasonable attorneys' fees) from the amounts due Contractor hereunder.


26.  No Third Party Beneficiaries

     Except as expressly provided herein, this Agreement does not create any benefit or right in favor of any person or entity not a party hereto.


27.  Non-exclusive Remedies

     Where remedies for breach of contract are provided herein, those remedies are in addition to all other available remedies in the Agreement, at law or in equity, unless otherwise expressly provided herein. Where no specific remedy for a breach of contract is specified, the non-breaching party shall be entitled to pursue all available remedies in this Agreement, at law or in equity.


28.  Order of Precedence

     If there is a discrepancy or conflict between or among the terms and conditions of this cover contract and the Exhibits hereto, the terms and conditions of this cover contract shall be given precedence over the Exhibits, and the Exhibits shall be given priority over each other in the order in which they are attached.

29.  Change in Laws

     In the event that (a) after the Effective Date hereof, any new law, rule, regulation or ordinance applicable to Contractor's performance hereunder becomes effective and (b) Contractor believes that Contractor's compliance with such new law, rule, regulation or ordinance would render Contractor's performance commercially impracticable, then on written request by Contractor the parties shall meet and discuss steps that might be taken to reduce the burden on Contractor; provided, however, that nothing herein shall be deemed to reduce or limit Contractor's obligations to perform the Stemming Services as required herein.


30.  Entire Agreement

     This Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes any prior or contemporaneous agreement or understanding between the parties regarding such subject matter. Except as expressly provided in this Agreement, no course of dealing, no usage of trade and no course of performance shall be used to supplement or explain any term, condition or instruction herein, nor be deemed to amend any term, condition or instruction hereof.

                 [Remainder of Page Left Blank Intentionally]

     WITNESS the signatures of the authorized representatives of the parties.


PHILIP MORRIS INCORPORATED                UNIVERSAL LEAF TOBACCO COMPANY
                                          INCORPORATED


By:     /s/                               By:     /s/
   --------------------------------          -------------------------------

Name:   /s/                               Name:   /s/
     ------------------------------            -----------------------------

Title:  /s/                               Title:  /s/
      -----------------------------             ----------------------------

                            EXHIBITS
                            --------

Exhibit A      Philip Morris Requirements*
Exhibit B      Annual Assessment Criteria*
Exhibit C      Improvements to Existing Facilities*
Exhibit D      SPI Upgrade Key Equipment and Performance Criteria*
Exhibit D-1    Technical Narrative*
Exhibit E      Greenfield Key Equipment and Performance Criteria*
Exhibit F-1    Base Charge Matrix (Contract Year 2001)*
Exhibit F-2    Base Charge Matrix (Contract Year 2002)*
Exhibit F-3    Base Charge Matrix (Contract Year 2003)*
Exhibit G      Exhibits of Unit Rate Adjustment for the Substitute Base Charge
               Matrix*
Exhibit H      Philip Morris Business Conduct Policy*
Exhibit I      Confidentiality Certificate*
Exhibit J-1    Capital Assets and Capital Charges*
Exhibit J-2    Capital Assets*
Exhibit K      Transferred Equipment*

--------------
* Omitted